Exhibit 3.3

AMENDMENT  NO. 6
TO THE
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
TWC HOLDING LLC

This Amendment No. 6 (this “Amendment”) to the Limited Liability Company Operating Agreement of TWC Holding LLC, a Delaware limited liability company (the “Company”), is entered into and shall be effective as of November 8, 2006, by and among The Veritas Capital Fund II, L.P., a Delaware limited partnership (“Veritas”), and the Persons listed as Additional Class B Members on the signature pages hereof (the “Newly Admitted Members”).

WHEREAS, the Company was formed pursuant to that certain Limited Liability Company Operating Agreement dated as of June 30, 2004 among Veritas and certain named employees of the Wornick Group, as amended by (i) Amendment No. 1 to the Limited Liability Company Operating Agreement, dated as of August 18, 2004, among Veritas and the Members named therein, (ii) Amendment No. 2 to the Limited Liability Company Operating Agreement, dated as of April 11, 2005, among Veritas and the Members named therein, (iii) Amendment No. 3 to the Limited Liability Company Operating Agreement, dated as of November 11, 2005, among Veritas and the Members named therein, (iv) Amendment No. 4 to the Limited Liability Company Operating Agreement, dated as of March 31, 2006, between Veritas and the Member named therein, and (v) Amendment No. 5 to the Limited Liability Company Operating Agreement, dated as of May 1, 2006, between Veritas and the Member named therein (collectively, the “Operating Agreement”); and

WHEREAS, Veritas and the Newly Admitted Members desire to amend the Operating Agreement to reflect the admission of the Newly Admitted Members and certain other changes;

NOW, THEREFORE, in consideration of the mutual agreements made herein, Veritas and the Newly Admitted Members hereby agree to amend the Operating Agreement as follows:

1.             Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Operating Agreement.

2.             Effective as of the date of this Amendment, each of the Newly Admitted Members is hereby admitted to the Company as Additional Class B Member.

3.             Schedule A and Schedule B to the Operating Agreement are hereby amended to reflect (i) the admission of the Newly Admitted Members as Additional Class B Members, (ii) the elimination of the entire Class B Membership Interest of Don Leifer by reason of termination of his employment, (iii) the elimination of the entire Class B Membership Interests of Kevin Mooi and Jon Geisler by reason of voluntarily relinquishment of such interests, (iv) the increase of the Class B Membership Interests of Michael M. Thompson, Brian Lutes and Ted Samotis, and (v) the resulting changes to the Class A Percentage Interests of all Class A Members.

4.             All other terms of the Operating Agreement shall remain in full force and effect and by their execution of this Amendment, the Newly Admitted Members make the representations and warranties set forth in Section 5.2 of the Operating Agreement and agree to be bound by all of the terms and condition of the Operating Agreement applicable to the Members.

5.             This Amendment may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or same counterpart.

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IN WITNESS WHEREOF, each of Veritas and the Newly Admitted Members has executed this Amendment as of the date first above written.

THE VERITAS CAPITAL FUND II, L.P.

By:	/s/ Robert McKeon
Authorized Signatory

ADDITIONAL CLASS B MEMBERS:

By:	/s/ Tara Burke
Tara Burke

By:	/s/ John Gutzwiller
John Gutzwiller

By:	/s/ Michael DeVaudreuil
Michael DeVaudreuil

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SCHEDULE A

Class A Members	Capital Contribution		Percentage of Class A Interests	Class A Percentage Interest
The Veritas Capital Fund II, L.P. 590 Madison Avenue New York, New York 10022 Attn: Robert B. McKeon	$35,500,000		94.6667%	87.3300%

Larry L. Rose 3900 North 10th Street, Suite 910 McAllen, TX 78501	$650,000		1.7333%	1.5990%

Keith Frase 412 Cardinal Avenue McAllen, TX 78501-2750	$400,000	(1)	1.0667%	0.9840%

Jon Geisler 7595 Fawnmeadow Lane Sharonville, OH 45241	$400,000		1.0667%	0.9840%

Humberto Cavazos 5005 N. 8th Street McAllen, TX 78504	$150,000		0.4000%	0.3690%

Michael Hyche The Wornick Company 10825 Kenwood Road Cincinnati, Ohio 45242	$100,000		0.2667%	0.2460%

Kevin Mooi 1518 Walton Lane S.E. Smyrna, GA 30082	$100,000		0.2667%	0.2460%

John Kowalchik The Wornick Company 10825 Kenwood Road Cincinnati, OH 45242-2811	$100,000		0.2667%	0.2460%

(1) 50% of Keith Frase's interest awarded to Amy Beth Frase, 1501 Jonquil, McAllen, Texas 78501 in divorce decree.

A-1

Lealan Westfield 1608 Lark McAllen, TX 78504-3344	$100,000	0.2667%	0.2460%

Total Class A	$37,500,000	100.0000%	92.2500%

A-2

SCHEDULE B

Class B Members	Class B Percentage Interest

Michael M. Thompson The Wornick Company 10825 Kenwood Road Cincinnati, Ohio 45242	2.7500%

Brian Lutes The Wornick Company 10825 Kenwood Road Cincinnati, Ohio 45242	1.5000%

Michael Hyche The Wornick Company 10825 Kenwood Road Cincinnati, Ohio 45242	0.3750%

John Kowalchik The Wornick Company 10825 Kenwood Road Cincinnati, OH 45242-2811	0.5000%

Ted Samotis The Wornick Company 10825 Kenwood Road Cincinnati, Ohio 45242-2811	1.0000%

Tara Burke The Wornick Company 10825 Kenwood Road Cincinnati, OH 45242-2811	0.2500%

John Gutzwiller The Wornick Company 10825 Kenwood Road Cincinnati, OH 45242-2811	0.5000%

Michael DeVaudreuil The Wornick Company 10825 Kenwood Road Cincinnati, OH 45242-2811	0.5000%

B-1

General Barry R. McCaffrey BR McCaffrey Associates LLC 2900 South Quincy Street, Suite 300A Arlington, VA 22206	0.1250%

Admiral Joseph W. Prueher 126 Pinewood Road Virginia Beach, VA 23451	0.1250%

Admiral Leighton W. Smith, Jr. 17 Barons Drive Pinehurst, NC 28374	0.1250%

Total Class B	7.7500%

B-2